                                                                       Exhibit A



--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           GENERAL ELECTRIC COMPANY,
                         FOUR POINTS ACQUISITION, INC.
                                      AND
                            HARMON INDUSTRIES, INC.

                           DATED AS OF JULY 16, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
    Section 1.1  The Offer...................................................     A-1
    Section 1.2  Company Action..............................................     A-3
    Section 1.3  Directors...................................................     A-4

ARTICLE II THE MERGER........................................................     A-5
    Section 2.1  The Merger..................................................     A-5
    Section 2.2  Effect of the Merger........................................     A-5
    Section 2.3  Closing.....................................................     A-5
    Section 2.4  Consummation of the Merger..................................     A-5
                 Articles of Incorporation; By-Laws; Directors and
    Section 2.5  Officers....................................................     A-5
    Section 2.6  Effect on Capital Stock.....................................     A-5
    Section 2.7  Exchange of Certificates....................................     A-6
    Section 2.8  Stock Options...............................................     A-7
    Section 2.9  Dissenting Shares...........................................     A-8
    Section
2.10             Tax Consequences............................................     A-9
    Section
2.11             Adjustment of Exchange Ratio................................     A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................     A-9
    Section 3.1  Organization and Qualification..............................     A-9
    Section 3.2  Subsidiaries................................................     A-9
    Section 3.3  Authority Relative to Agreements............................    A-10
    Section 3.4  Non-Contravention...........................................    A-10
    Section 3.5  Capitalization..............................................    A-10
    Section 3.6  SEC Filings.................................................    A-11
    Section 3.7  Financial Statements........................................    A-11
    Section 3.8  Absence of Certain Changes or Events........................    A-12
    Section 3.9  Governmental Approvals......................................    A-12
    Section
3.10             Compliance with Laws; No Default............................    A-12
    Section
3.11             Information Supplied........................................    A-13
    Section
3.12             Litigation..................................................    A-13
    Section
3.13             Intellectual Property Rights................................    A-14
    Section
3.14             Taxes.......................................................    A-15
    Section
3.15             Employee Benefit Plans......................................    A-16
    Section
3.16             Environmental Matters.......................................    A-18
    Section
3.17             Customer Relationships......................................    A-18
    Section
3.18             Certain Transactions........................................    A-18
    Section
3.19             Title to Properties; Absence of Liens and Encumbrances......    A-19
    Section
3.20             Insurance...................................................    A-19
    Section
3.21             State Takeover Statutes; Certain Charter Provisions.........    A-19
    Section
3.22             Rights Agreement............................................    A-19
    Section
3.23             Material Contracts..........................................    A-20
    Section
3.24             Opinion of Financial Advisor................................    A-20
    Section
3.25             Brokers.....................................................    A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION..........
                                                                                 A-21
    Section 4.1  Organization and Qualification..............................    A-21
    Section 4.2  Authorization of Agreement, Non-Contravention, Etc..........    A-21
    Section 4.3  SEC Filings.................................................    A-22

                                                                                 PAGE
                                                                               --------
    Section 4.4  Financial Statements........................................    A-22
    Section 4.5  Absence of Certain Changes or Events........................    A-22
    Section 4.6  Parent Shares...............................................    A-22
    Section 4.7  Information Supplied........................................    A-22
    Section 4.8  Reorganization..............................................    A-23
    Section 4.9  Operations and Assets of Acquisition........................    A-23
    Section
4.10             Brokers.....................................................    A-23

ARTICLE V CERTAIN AGREEMENTS.................................................    A-23
    Section 5.1  Conduct of the Company's Business...........................    A-23
    Section 5.2  Stockholder Approval; Preparation of Proxy Statement........    A-25
    Section 5.3  Access to Information.......................................    A-25
    Section 5.4  Further Assurances..........................................    A-26
    Section 5.5  Inquiries and Negotiations..................................    A-26
    Section 5.6  Notification of Certain Matters, Etc........................    A-28
    Section 5.7  Indemnification.............................................    A-28
    Section 5.8  Employee Benefits...........................................    A-29
    Section 5.9  Section 16 Matters..........................................    A-30
    Section
5.10             Tax Treatment...............................................    A-30
    Section
5.11             Affiliate Letters...........................................    A-30

ARTICLE VI CONDITIONS TO THE MERGER..........................................    A-30
    Section 6.1  Conditions to the Obligations of the Parties................    A-30

ARTICLE VII TERMINATION AND ABANDONMENT......................................    A-31
    Section 7.1  Termination and Abandonment.................................    A-31
    Section 7.2  Effect of Termination.......................................    A-31

ARTICLE VIII MISCELLANEOUS...................................................    A-32
    Section 8.1  Nonsurvival of Representations and Warranties...............    A-32
    Section 8.2  Expenses, Etc...............................................    A-32
    Section 8.3  Publicity...................................................    A-32
    Section 8.4  Execution in Counterparts...................................    A-32
    Section 8.5  Notices.....................................................    A-32
    Section 8.6  Waivers.....................................................    A-33
    Section 8.7  Entire Agreement............................................    A-33
    Section 8.8  Applicable Law..............................................    A-34
    Section 8.9  Binding Effect, Benefits....................................    A-34
    Section
8.10             Assignability...............................................    A-34
    Section
8.11             Amendments..................................................    A-34
    Section
8.12             Interpretation..............................................    A-34

                             INDEX OF DEFINED TERMS

                                                                PAGE
                                                              --------
Acquisition.................................................      1
Alternative Transaction.....................................     32
Closing.....................................................      6
Closing Date................................................      6
Code........................................................      1
Company.....................................................      1
Company Option Plans........................................      9
Company Plans...............................................     19
Company SEC Filings.........................................     13
Company Stock Options.......................................      9
Company Stock Plans.........................................     12
Company Stock Rights........................................     12
Company Stockholder Approval................................     12
Continuing Directors........................................      4
D&O Insurance...............................................     34
Dissenting Shares...........................................     10
Dissenting Stockholder......................................     10
Effective Time..............................................      6
Environmental Event.........................................     21
ERISA.......................................................     19
ERISA Affiliate.............................................     20
Exchange Act................................................      1
Exchange Agent..............................................      7
Exchange Fund...............................................      7
Exchange Ratio..............................................      2
Excluded Shares.............................................      7
Form S-4....................................................      3
Governmental Entity.........................................     14
HSR Act.....................................................     14
Indemnified Liabilities.....................................     35
Indemnified Persons.........................................     34
Insurance Policies..........................................     22
Intellectual Property.......................................     16
Licensed Intellectual Property..............................     17
Licenses....................................................     16
Liens.......................................................     11
Loss Contract...............................................     21
Material Adverse Effect.....................................     11
Merger......................................................      1
Merger Consideration........................................      7
MGBCL.......................................................      3
Minimum Condition...........................................      2
NYSE........................................................      2
Offer.......................................................      1
Option Agreement............................................      1
Outside Date................................................      2
Owned Intellectual Property.................................     16

                                                                PAGE
                                                              --------
Parent......................................................      1
Parent Options..............................................      9
Parent SEC Filings..........................................     26
Parent Shares...............................................      2
Payment Event...............................................     33
Proxy Statement.............................................     14
Rights Agreement............................................     13
Schedule 14D-9..............................................      3
SEC.........................................................      3
Securities Act..............................................      3
Shares......................................................      1
Stockholders Meeting........................................     30
Subsidiary..................................................     12
Superior Proposal...........................................     32
Support Agreement...........................................      1
Surviving Corporation.......................................      1
Tax.........................................................     19
Tax Return..................................................     19
Third Party.................................................     31
Third Party Software........................................     16
Transaction.................................................      1
Violation...................................................     15

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2000, among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), FOUR POINTS
ACQUISITION, INC., a Missouri corporation and a wholly owned subsidiary of Parent ("Acquisition"), and HARMON INDUSTRIES, INC., a Missouri corporation (the "Company").

    WHEREAS, the Board of Directors of the Company and Acquisition each has, in light of and subject to the terms and conditions set forth herein,
(i) determined that a business combination between Parent and the Company is fair to their respective stockholders and in the best interests of such stockholders and (ii) accordingly has approved an exchange offer (the "Offer") as described herein and a merger (the "Merger") of Acquisition with and into the Company, with the Company as the Surviving Corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, for Federal income tax purposes, it is intended that the Offer and the Merger shall be treated as an integrated transaction (together, the "Transaction") and shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, in order to induce Parent to execute and deliver this Agreement,
(i) Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which the Company is granting Parent the option to purchase shares of common stock, par value $0.25 per share (the "Shares"), of the Company upon the terms and subject to the conditions set forth therein and
(ii) Parent and certain stockholders of the Company are entering into a support agreement (the "Support Agreement"), pursuant to which such stockholders have agreed to tender their Shares into the Offer and vote for the Merger;

    WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company and Acquisition have approved and adopted this Agreement and the transactions contemplated hereby;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   THE OFFER

    Section 1.1  THE OFFER.

        (a) Provided that this Agreement has not been terminated pursuant to the terms hereof, as promptly as reasonably practicable, but no later than the tenth business day after the public announcement of the execution of this Agreement (counting the business day on which such announcement is made), Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")), the Offer to exchange a number of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.06 per share (the "Parent Shares"), of Parent equal to the Exchange Ratio for each outstanding Share, including the associated Rights issued pursuant to the Rights Agreement (as defined herein). The "Exchange Ratio" shall mean $30 divided by the Average Parent Price. The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share. The "Average Parent Price" shall mean the average of the daily volume-weighted sales prices per share of the Parent Shares on the New York Stock Exchange, Inc., (the "NYSE") (as reported by Bloomberg Financial Markets or, if not reported thereby, any other authoritative source) for each of the ten consecutive trading days ending on the trading day that is two trading days prior to the date on which the Shares are accepted for payment in the Offer.

        (b) The obligation of Acquisition to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered a number of Shares which, together with the Shares then beneficially owned by Parent (not counting any Shares issuable pursuant to the Option Agreement), represents at least two-thirds of the total number of outstanding Shares, assuming the exercise of all options, rights and convertible securities issued by the Company which may be exercised or converted prior to the Effective Time and the issuance of all Shares that the Company is obligated to issue thereunder (the "Minimum Condition"), and (ii) the other conditions set forth in Annex I hereto. Acquisition expressly reserves the right to increase the Exchange Ratio or to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that (i) the Minimum Condition may be amended or waived only with the prior written consent of the Company and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, extends the expiration date of the Offer beyond the initial expiration date of the Offer (except as provided in (c), below) or makes any other change which is adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law and shall pay for such Shares promptly thereafter. Notwithstanding anything to the contrary set forth herein, no certificates representing fractional Parent Shares shall be issued in connection with the exchange of Parent Shares for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional Parent Share in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the closing price of the Parent Shares on the NYSE (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the date Acquisition accepts Shares for payment in the Offer.

        (c) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. If the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer and such conditions could reasonably be expected to be satisfied, Parent shall cause Acquisition to, and Acquisition shall, extend the Offer, from time to time for such amount of time as is reasonably necessary to permit such conditions to be satisfied or waived; PROVIDED that (i) no single extension shall exceed 10 business days and (ii) Acquisition shall not be required to extend the Offer beyond November 30, 2000 (the "Outside Date"). Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (i) extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission (the "SEC") applicable to the Offer and
    (ii) if more than two-thirds but less than 90% of the outstanding Shares shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date, extend the Offer for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

        (d) As soon as practicable on the date of commencement of the Offer, Parent shall file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Shares pursuant to the Offer (the "Form S-4"). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Offer, Parent and Acquisition shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent and Acquisition agree that they shall cause the Form S-4, the Schedule TO, the Offer to Purchase and all amendments or supplements thereto

    (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act, the Securities Act of 1933 (the "Securities Act") and the rules and regulations thereunder and other applicable laws. Each of Parent, Acquisition and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquisition further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing of such documents with the SEC. Parent and Acquisition agree to provide the Company and its counsel with any comments Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

    Section 1.2 COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Missouri General and Business Corporation Law ("MGBCL") and (iii) subject to
Section 5.5(b) of this Agreement, unanimously resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a). As used herein "unanimous" or similar formulations when used to refer to actions by the Company Board shall mean "by the unanimous vote of the directors present, with one director absent.

        (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to its fiduciary duties under applicable law, shall reflect the recommendations of the Company's Board of Directors referred to above. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company, Parent and Acquisition each agree promptly to correct any information provided by it for use in the
    Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the
    Schedule 14D-9 prior to its being filed with the SEC.

        (c) The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Acquisition and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

    Section 1.3 DIRECTORS. (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Acquisition (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on
(i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company's Board of Directors shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company's Board of Directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, Parent or Acquisition or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

        (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as
    Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Board of Directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of Shares (other than Parent or Acquisition).

                                   ARTICLE II
                                   THE MERGER

    Section 2.1  THE MERGER.

    Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the MGBCL, Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of Acquisition shall cease and the Company shall continue as the surviving corporation.

    Section 2.2  EFFECT OF THE MERGER.

    Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the MGBCL and the Merger shall otherwise have the effects set forth in the applicable provisions of the MGBCL.

    Section 2.3  CLOSING.

    Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the consummation of the Merger (the "Closing") will take place as promptly as practicable, but in no event later than 10:00 a.m. on the second business day following the satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at closing, but subject to those conditions) to the obligations of the parties to effect the Merger set forth herein (the "Closing Date"), at the offices of Dewey Ballantine LLP, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

    Section 2.4  CONSUMMATION OF THE MERGER.

    Upon the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Missouri properly executed articles of merger in accordance with the MGBCL, which shall be effective upon the issuance of a certificate of merger by the Missouri Secretary of State (the time of such effectiveness being the "Effective Time").

    Section 2.5  ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND
OFFICERS. (a) The Articles of Incorporation of Acquisition in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company) until thereafter amended in accordance with the provisions thereof and as provided by the MGBCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and the MGBCL.

        (b) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws, (i) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

    Section 2.6  EFFECT ON CAPITAL STOCK.

    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any shares of capital stock of Acquisition:

        (a) COMMON STOCK OF ACQUISITION. Each share of common stock, par value $.01 per share, of Acquisition that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF EXCLUDED SHARES. Each Share that is owned by Parent or Acquisition or held in the treasury of the Company, but not Shares held in any Company benefit plan (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c) CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, as defined below) shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares equal to the Exchange Ratio or any higher consideration paid in the Offer (the "Merger Consideration").

    Section 2.7 EXCHANGE OF CERTIFICATES. (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II, certificates representing the Parent Shares to be issued in connection with the Merger and cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.6 and paid pursuant to this
Section 2.7 in exchange for outstanding Shares.

        (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon delivery of the certificates representing such shares ("Certificates") to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by Section 2.6 and this
    Section 2.7, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to Section 2.7 may be issued to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared with a record date after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon. Parent will provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 2.7(c).

        (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for Parent Shares and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

        (e) No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Shares, cash adjustments will be paid to holders in respect of any fractional share of Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Shares that would otherwise be issuable by the closing price per share of Parent Shares on the NYSE on the Closing Date as reported by THE WALL STREET JOURNAL (or, if not reported thereby, any other authoritative source).

        (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g) Any portion of the Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.9) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares and cash deliverable in respect thereof pursuant to this Agreement.

    Section 2.8 STOCK OPTIONS. (a) As of the Effective Time, each outstanding option to purchase capital stock of the Company (the "Company Stock Options"), whether or not exercisable and whether or not vested, under the Company's 1990 Incentive Stock Option Plan or 1996 Long-Term Incentive Plan (together, the "Company Option Plans"), shall be converted into an option to purchase Parent Shares. Each Company Stock Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (x) each Company Stock Option shall vest and become immediately exercisable at the Effective Time, (y) each such Company Stock Option shall be exercisable for that whole number of Parent Shares (rounded to the nearest whole share) equal to the number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (z) the option price per Parent Share shall be an amount equal to the option price per Share subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest whole cent).

        (b) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent Shares that will become subject to options to purchase Parent Shares ("Parent Options") pursuant to Section 2.8(a),
    (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all Parent Shares covered thereby, (iii) at the Effective Time, assume the Company Option Plans, with the result that all obligations of the Company under the Company Option Plans, including with respect to Company Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time and (iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent.

        (c) The parties shall take all actions so that the Company Stock Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the Company Stock Options qualified as incentive stock options prior to the Effective Time.

        (d) Parent shall, as promptly as practicable but in any event no later than three days after the Closing Date, file a registration statement on Form S-8 under the Securities Act, covering the Parent Shares issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Stock Options under Section 2.8(a), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Options.

        (e) The parties will cooperate to take all reasonable steps necessary to give effect to Section 2.8(a).

        (f) Except as permitted by Section 5.1, the Company agrees that it will not grant any stock options, stock appreciation rights, stock units, deferred stock awards or other rights to acquire Shares or any other interest in Company common stock or any other equity security of the Company and will not take any action to accelerate the exercisability or vesting of Company Stock Options and/or permit cash payments to holders of Company Stock Options with respect to such Company Stock Options.

    Section 2.9  DISSENTING SHARES.

    Notwithstanding anything in this Agreement to the contrary, any Shares held by a person (a "Dissenting Stockholder") who does not vote to approve the Merger and complies with all the provisions of the MGBCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as defined in the MGBCL) for their Shares ("Dissenting Shares") shall not be converted as described in Section 2.6, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGBCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the MGBCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. All payment made to any Dissenting Stockholders shall be made by the Company out of the Company's own funds and shall not be reimbursed by Parent or any affiliate of Parent.

    Section 2.10  TAX CONSEQUENCES.

    It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(a) and 1.368-3(a) of the United States Income Tax Regulations.

    Section 2.11  ADJUSTMENT OF EXCHANGE RATIO.

    In the event Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding during or after the determination of the Exchange Radio pursuant to Section 1.1(a) and prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the merger or the offer or the Offer or the Merger, as the case may be, and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Acquisition that, except as set forth in the Disclosure Schedules ("Schedules" or "Disclosure Schedules") hereto:

    Section 3.1  ORGANIZATION AND QUALIFICATION.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, any event, circumstance, change or effect that is, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than effects due to (i) general economic or market conditions or (ii) matters generally affecting the Freight Railroad or Rail Transit Railroad industries. The Company has heretofore made available to Acquisition complete and correct copies of its minute books and its Articles of Incorporation and By-Laws.

    Section 3.2 SUBSIDIARIES. (a) Except for shares of, or other ownership interests in, the Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other similar non-corporate business enterprise. Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse

Effect on the Company. The respective Articles of Incorporation and By-Laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries. Each Subsidiary, its jurisdiction of incorporation or organization is set forth in Section 3.2 of the Disclosure Schedules. The Company has heretofore made available to Acquisition complete and correct copies of the minute books and the charter and by-laws (or other organizational documents) of all Subsidiaries.

        (b) All the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights) and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

        (c) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

    Section 3.3  AUTHORITY RELATIVE TO AGREEMENTS.

    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, in the case of the Merger, subject to the approval and adoption of this Agreement by a two-thirds vote of the stockholders of the Company (the "Company Stockholder Approval"), to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than, in the case of the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has, as of the date of this Agreement,
(i) determined that the Offer and the Merger are in the best interests of the Company and its shareholders, and (ii) approved this Agreement and the transactions contemplated hereby.

    Section 3.4  NON-CONTRAVENTION.

    The execution and delivery of each of this Agreement and the Stock Option Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Articles of Incorporation or By-Laws of the Company,
(ii) except as set forth in Section 3.4 of the Disclosure Schedule, result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any material mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or (iii) result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary. Holders of the Shares will not have appraisal rights under the MGBCL as a result of, or in connection with, the Offer.

    Section 3.5  CAPITALIZATION.

    The authorized capital stock of the Company consists of 50,000,000 Shares. At the close of business on July 14, 2000, 11,387,226 Shares were issued and outstanding, all of which were duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right and 30,000 Shares were held in the Company's treasury. Each of the Company's stock option, the Director Stock Option Plan or restricted stock plans (the "Company Stock Plans") and options to acquire Shares or shares of restricted stock of the Company outstanding on the date hereof (the "Company Stock Rights"), including, without limitation, information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock, strike prices of such options and the acceleration of such vesting or removal of such restrictions, in either case, by virtue of the Merger or the other transactions contemplated hereby, are set forth on Section 3.5 of the Disclosure Schedule. As of July 14, 2000, 713,279 Shares were reserved for issuance under the Company Stock Plans. Except (x) for options to purchase an aggregate of 701,450 Shares granted pursuant to the Company Stock Plans and (y) rights issued under the Rights Agreement, dated as of April 26, 1999 (the "Rights Agreement"), between the Company and UMB Bank, N.A., as rights agent, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

    Section 3.6  SEC FILINGS.

    The Company has made available to Acquisition true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by the Company with the SEC subsequent to January 1, 1998 and on or prior to the date hereof (collectively, the "Company SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that the Company was required to file with the SEC. The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) complied with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

    Section 3.7  FINANCIAL STATEMENTS.

    The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the consolidated financial position of the Company as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the Company SEC Filings fairly present the consolidated results of operations of the Company for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. None of the Company and its Subsidiaries has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise), except for those (i) that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Filings or (ii) that were incurred subsequent to December 31, 1999 in the ordinary course of business and consistent with past practice.

    Section 3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Since March 31, 2000, except as expressly contemplated by this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities,
(ii) borrowed any amount, guaranteed any indebtedness or incurred any material liabilities (absolute or contingent), except in the ordinary course of business,
(iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company as of March 31, 2000 and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders, other than regular semi-annual cash dividends, or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than Liens for current real property taxes not yet due and payable and transactions in the ordinary course, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) made any changes in officer or executive compensation other than in the ordinary course, (ix) waived any rights of substantial value, other than in the ordinary course of business, (x) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby, (xi) take any action that if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1, other than actions specifically identified in the Company's three year plan (as presented to Parent), as an action to be taken at such time, and any action disclosed in a press release issued by the Company after March 31, 2000 and prior to the date hereof, (xii) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (xi) above, or (xiii) suffered any Material Adverse Effect.

    Section 3.9  GOVERNMENTAL APPROVALS.

    No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority ("Governmental Entity") is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and similar statutes or regulations of foreign jurisdictions, (ii) the filing of articles of merger with the Secretary of State of the State of Missouri in accordance with the MGBCL, (iii) the filing with the SEC of (1) a proxy statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement, as amended or supplemented from time to time, being herein referred to as the "Proxy Statement"), (2) the Schedule 14D-9 and (3) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Material Adverse Effect on the Company.

    Section 3.10  COMPLIANCE WITH LAWS; NO DEFAULT.  (a) Except as set forth in
Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, are not material. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would have a Material Adverse Effect on the Company, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect.

        (b) No violation of, default or event of default under, loss of benefit under, or right to terminate or accelerate (a "Violation") exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (x) the certificate or articles of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (x) and (y) for Violations which, in the aggregate, are not material.

    Section 3.11 INFORMATION SUPPLIED. (a) Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, including the Proxy Statement, and the information supplied by the Company to Parent for inclusion or incorporation by reference in any such documents, will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b) Notwithstanding the foregoing provisions of this Section 3.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Acquisition expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.11.

    Section 3.12  LITIGATION.

    Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate (a) summary description of each investigation, action, suit or proceeding pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitratory or arbitration tribunal and
(b) a summary description of any outstanding judgment order or decree entered in any lawsuit or proceeding imposing material obligations against the Company or any of its Subsidiaries. There are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to result in a Material Adverse Effect on the Company or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.13  INTELLECTUAL PROPERTY RIGHTS.

        (a) "Intellectual Property" shall mean: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, and (v) confidential and proprietary information, including trade secrets and know-how. "Third Party Software" shall mean all computer software sold or licensed to the Company by any person other than the Company or its affiliates and which is material to the operation of the business of the Company (other than commercially available "off the shelf" software). Company Software is software manufactured, distributed, sold, licensed or marketed by the Company. Software means Third Party Software and Company Software.

        (b) Section 3.13 of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Company and material to the business of the Company, and (ii) all licenses of Intellectual Property and Software (A) to the Company from any third party, and (B) by the Company to any third party (collectively, the "Licenses"). For purposes of this Section 3.13(b), an item shall not be deemed material unless its loss would decrease annual revenues by more than $5 million.

        (c) The operation of the business of the Company, and the use in connection therewith of (i) the Intellectual Property and Software owned by the Company (the "Owned Intellectual Property") and (ii) the Intellectual Property and Software licensed to the Company pursuant to the Licenses or other licenses material to the Company (the "Licensed Intellectual Property"), do not conflict with or infringe the Intellectual Property rights of any third party.

        (d) The Company is the sole owner, free and clear of any lien or encumbrance, of the entire right, title and interest in and to the Owned Intellectual Property and Licenses, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company as now conducted.

        (e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

        (f) No legal proceedings have been asserted, are pending, or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property,
    (ii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, or
    (iii) alleging infringement of the Intellectual Property rights of any third party.

        (g) Other than in the ordinary course of business, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

        (h) With respect to each License: (i) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such License or otherwise give the licensor a right to terminate such License; (iii) the Company has not (A) received any notice of termination or cancellation under such License, (B) received any notice of breach or default under such License, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and (iv) to the Company's knowledge, neither the Company nor any other party to such license is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

        (i) To the knowledge of the Company, the Company Software is free of all material viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operations in any material respect or have a materially adverse impact on the operation of other software programs or operating systems. The Company Software is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, except as would not have a Material Adverse Effect. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of Company to whom the Company has licensed such Company Software in the ordinary course of business. None of the Company Software is licensed pursuant to an "open source" or "GNU" license, or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license. The Company has the right to use all software development tools, library functions, compilers, and other Third Party Software that is material to the business of the Company, or that is required to operate or modify the Software.

    Section 3.14 TAXES. (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns (as hereinafter defined) required to be filed by it in respect of any Taxes (as hereinafter defined), which Tax Returns were true, correct and complete in all material respects, (ii) timely paid all Taxes shown on such Tax Returns, (iii) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the best knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over.

        (b) (i) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any Subsidiary in respect of any material Taxes,
    (ii) there are no issues that have been raised by the relevant taxing authority or are currently pending in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and its Subsidiaries other than issues that, if resolved against the

    Company or its Subsidiaries, would not result in the imposition of Taxes that are material and (iii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

        (c) (i) Within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent and (ii) neither Company nor its Subsidiaries has any obligation under any agreement or arrangement with any person other than the Company and its Subsidiaries with respect to material Taxes of such other person (including pursuant to Treasury Reg. sec. 1.1502-6).

        (d) Neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any material Taxes for which the Company or any Subsidiary would be liable, which period has not since expired.

        (e) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all net income, gross receipts, value-added, capital net worth, customs, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits, and other taxes together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local, foreign or other taxing authority.

        (f) For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

        (g) Neither the Company nor any of its affiliates has taken or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (h) Except as disclosed in Section 3.14(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and neither the Company nor any of its Subsidiaries have made any payments, or is a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of any option), that would not be fully deductible by reason of Section 162(m) of the Code.

    Section 3.15  EMPLOYEE BENEFIT PLANS.

        (a) Section 3.15(a) of the Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, stock option, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee of the Company or any Subsidiary. Such plans are referred to collectively herein as the "Company Plans".

        (b) The Company has heretofore made available to Parent with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the

    Company Plan document and any related trust agreement or other funding arrangement, (ii) the most recent determination letter from the Internal Revenue Service for such Plan, (iii) the most recent summary plan description and related summaries of material modifications, (iv) the Form 5500 tax forms for each of the last two years, and (v) the most recently prepared actuarial report and financial statement.

        (c) Each of the Company Plans is in material compliance with its terms and the applicable provisions of applicable law, including without limitation, the Code and ERISA and the Company and it Subsidiaries have performed all obligations required to be performed by them thereafter; each of the Company Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Company Plan is qualified and the Company knows of no condition or event that would reasonably be expected to adversely affect such status. Neither the Company, any Subsidiary, nor any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of
    Section 4001 of ERISA (an "ERISA Affiliate") has had in the previous six years (i) any liability, contingent or otherwise, under Title IV of ERISA or
    Section 412 of the Code, or (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, with respect to or against any of the Company Plans or any trusts related thereto except as, would not be reasonably likely to result in any material liability to the Company or any Subsidiary.

        (d) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
    Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to result in any material liability to the Company or any Subsidiary.

        (e) All contributions, premiums or payments required to be made with regard to any Company Plan have been made on or before their due dates, and all such contributions have been fully deducted for income tax purposes and have not been, nor would reasonably be expected to be, challenged or disallowed by any governmental authority. The Company and the Subsidiaries have accrued or reserved for all liabilities under the Company Plans as required by GAAP or applicable non-US accounting standards and customary practices.

        (f) No union or other collective bargaining unit has been certified as representing any of the employees of the Company or any Subsidiary, nor has the Company or any Subsidiary agreed to recognize any union or other collective bargaining unit. Currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of any collective bargaining unit for employees of the Company or any Subsidiary. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to employee of the Company or any Subsidiary. There are no grievance proceedings or claims of unfair labor practices filed with, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining, occupational safety and health standards, discrimination in employment, withholding of taxes, worker classification, immigration, plant closings and mass layoffs and workers' compensation.

        (g) Neither the Company nor any Subsidiary is party to any agreement with any employee the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement.

    Section 3.16  ENVIRONMENTAL MATTERS.

    Except as set forth in Section 3.16 of the Disclosure Schedule, each of the Company and the Subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and to the Company's knowledge there is no claim, action, suit, proceeding, hearing or investigation (or basis therefor), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary. There is no claim, action, suit, proceeding, hearing or investigation (or basis therefor) based on or related to an Environmental Event by the Company or any Subsidiary which would have a Material Adverse Effect on the Company. Except as set forth in Section 3.16 of the Disclosure Schedule, to the best knowledge of the Company, no notice or information of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, the Company has received no notice or information (and has no basis to believe) that either the Company or any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in a manner that would give rise to a material liability.

    Section 3.17 CUSTOMER RELATIONSHIPS. (a) Neither the Company nor any Subsidiary has, since December 31, 1999, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer, and, to the best knowledge of the Company, no representative of any customer has notified the Company or any Subsidiary that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any Subsidiary would, lose or suffer diminution in its relationship with any material customer.

        (b) No contract is, and no bid outstanding as of the date of this Agreement (if accepted or awarded) would result in, a Loss Contract, in each case in the reasonable judgment of management as of the date of this Agreement. For purposes of the foregoing, "Loss Contract" means any Contract
    (A) with a total contract value in excess of $1,000,000 or (B) of or related to Syseca, Inc., that, to the knowledge of Company or any Subsidiary (with the exercise of reasonable care), has a negative Net Variable Margin as defined in Section 3.17(b) or 3.17(c) of the Disclosure Schedule.
    Schedule 3.17(b)(1) represents outstanding bids for the U.S. operations. In the reasonable judgment of management, the Net Variable Margins shown are reasonable expectations.

        (c) Section 3.17(c) of the Disclosure Schedule sets forth with respect to each contract that is subject to the percentage completion accounting rules and outstanding as of March 31, 2000 with a total contract value in excess of $1,000,000, the following: (i) job in backlog, (ii) sales,
    (iii) Net Variable Margin, (iv) sales recognized to date, and (v) Net Variable Margin to date.

        (d) Section 3.17(d) of the Disclosure Schedule sets forth by product family the year to date Net Variable Margin and the Company's backlog as of May 2000. The analysis is a reasonable estimation of the Net Variable Margin of the Company's freight backlog as of May 31, 2000.

    Section 3.18  CERTAIN TRANSACTIONS.

    Except as set forth in Section 3.18 of the Disclosure Schedule, there are no material transactions or arrangements between the Company or any Subsidiary and
(i) any director or executive officer of the Company or (ii) any other person or entity controlling or under common control with the Company.

    Section 3.19  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    Except as reflected in the balance sheet (including any related notes thereto) dated December 31, 1999 included in the Company SEC Filings or as set forth in Section 3.19 of the Disclosure Schedule or with respect to inventory or other assets that are not material to the Company disposed of since
December 31, 1999 in the ordinary course of business and consistent with past practice, each of the Company and the Subsidiaries has good and valid title to all its owned assets and properties, in each case free and clear of all liens, claims, charges, security interests or other encumbrances, other than (x) liens for taxes not yet due or delinquent or (y) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business or (z) such imperfections and irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Any real property and buildings held under lease by the Company or any of the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings.

    Section 3.20  INSURANCE.

    Section 3.20 of the Disclosure Schedule sets forth a list of all material insurance policies of the Company and the Subsidiaries (the "Insurance Policies"). The Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and the Subsidiaries. Neither the Company nor any Subsidiary is in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of the policy. All premiums with respect to the Insurance Policies have been paid, and no notice of cancellation or termination has been received with respect to any such Insurance Policy. With respect to each of the litigation matters set forth in
Section 3.20 of the Disclosure Schedule, no carrier of any Insurance Policy has asserted any denial of coverage. The Insurance Policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

    Section 3.21  STATE TAKEOVER STATUTES; CERTAIN CHARTER PROVISIONS.

    The Board of Directors of the Company has approved this Agreement, the Stock Option Agreement, the Support Agreement, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger the provisions of Section 351.459 of the MGBCL. The Board of Directors has also amended the By-Laws of the Company to add a provision stating that Section 351.407 of the MGBCL (which related to "control share acquisitions" as defined in Section 351.015(4) of the MGBCL) does not apply to control share acquisitions of the Company. Such By-Law amendment is sufficient to render the provisions of Section 351.407 of the MGBCL inapplicable to the Shares acquired in the Offer or pursuant to the Option Agreement, and to Shares subject to the Support Agreement.

    Section 3.22  RIGHTS AGREEMENT.

    This Agreement constitutes "Prior Written Approval" (as defined in the Rights Agreement) of the acquisition of beneficial ownership of Shares by Parent and its subsidiaries, including Acquisition, pursuant to this Agreement, the Stock Option Agreement, the Support Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby. Accordingly, (x) none of Parent, Acquisition or any other subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) by virtue of the execution of this Agreement, the Stock Option Agreement, the Support Agreement or the consummation of the Offer, the Merger or the other transactions contemplated hereby or thereby and
(y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement, the Stock Option Agreement, the Support Agreement or the consummation of the Offer, the Merger or the other transactions contemplated hereby or thereby. A correct and complete copy of the Rights Agreement, as amended to date, has been made available to Parent.

    Section 3.23  MATERIAL CONTRACTS.  (a) Subsections (i) through (vii) of
Section 3.23 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as are required to be set forth in Section 3.23(a) of the Disclosure Schedule being the "Material Contracts"):

    (i) each contract and agreement which (A) is likely to involve consideration of more than $5,000,000, in the aggregate, during the calendar year ending December 31, 2000, (B) is likely to involve consideration of more than $5,000,000, in the aggregate, over the remaining term of the such contract, and which, in either case, cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

    (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or, to the knowledge of the Company, any Subsidiary is a party except any such contract that can be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

   (iii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

    (iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $5,000,000;

    (v) all material contracts or arrangements and agreements with any Governmental Authority to which the Company or to the knowledge of the Company, any Subsidiary is a party;

    (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or which any person or entity or in any geographic area or during any period of time; and

   (vii) all material contracts or arrangement that result in any person or entity holding a power of attorney from the Company or, any Subsidiary that relates to the Company, any Subsidiary or their respective businesses.

        (b) Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including amendments thereto.

    Section 3.24  OPINION OF FINANCIAL ADVISOR.

    The Company has received the opinion of Bear Stearns & Co., dated July 16, 2000, to the effect that the consideration to be received in the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view, a copy of which opinion has been (or promptly will be) delivered to Parent.

    Section 3.25  BROKERS.

    No person is entitled to any brokerage or finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of the Company, other than Bear Stearns & Co. pursuant to an engagement letter dated July 12, 1999, a copy of which has been made available to Parent.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

    Parent and Acquisition jointly and severally, represent and warrant to the Company as follows:

    Section 4.1  ORGANIZATION AND QUALIFICATION.

    Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not prevent or materially delay consummation of the Offer and the Merger or otherwise prevent Parent and Acquisition from performing any of their material obligations under this Agreement.

    Section 4.2  AUTHORIZATION OF AGREEMENT, NON-CONTRAVENTION, ETC.

    Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and Acquisition and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Acquisition. This Agreement has been duly executed and delivered by each of Parent and Acquisition and constitutes the legal, valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms. The execution and delivery of this Agreement by each of Parent and Acquisition does not, and the consummation by Acquisition of the transactions contemplated hereby will not, (i) conflict with any provision of the Articles of Incorporation or By-Laws of Parent or Acquisition or
(ii) result (with the giving of notice or the lapse of time or both) in any violation of or default under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties other than (in the case of clause (ii) above) such as would not prevent or materially delay consummation of the Offer and the Merger or otherwise prevent Parent and Acquisition from performing any of their material obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Acquisition in connection with the execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act and similar statutes or regulations of foreign jurisdictions, (ii) the filing of articles of merger with the Secretary of State of the State of Missouri in accordance with the MGBCL and (iii) the filing with the SEC of
(1) the Offer Documents and (2) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby. As of the date hereof, Parent does not beneficially own any Shares.

    Section 4.3  SEC FILINGS.

    Parent has made available to the Company true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by Parent with the SEC subsequent to January 1, 1998 and on or prior to the date hereof (collectively, the "Parent SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that Parent was required to file with the SEC. The Parent SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    Section 4.4  FINANCIAL STATEMENTS.

    The consolidated financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent SEC Filings fairly present the consolidated financial position of Parent as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the Parent SEC Filings fairly present the consolidated results of operations of Parent for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

    Section 4.5  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Since December 31, 1999, Parent and its Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect.

    Section 4.6  PARENT SHARES.

    All of the Parent Shares issuable in exchange for Shares in the Offer and the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

    Section 4.7 INFORMATION SUPPLIED. (a) Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, and the information supplied by Parent to the Company in connection with the
Schedule 14D-9, will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b) Notwithstanding the foregoing provisions of this Section 4.7, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein.

    Section 4.8  REORGANIZATION.

    Neither Parent nor any of its affiliates has taken or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    Section 4.9  OPERATIONS AND ASSETS OF ACQUISITION.

    Acquisition was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby and has no assets or liabilities, and will have no assets or liabilities, except as necessary for such purpose. Acquisition has not engaged, and will not engage, in any other business or activity of any kind or type whatsoever and has conducted and will conduct its operations only as contemplated hereby.

    Section 4.10  BROKERS.

    No person is entitled any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of Parent or any of its subsidiaries.

                                   ARTICLE V
                               CERTAIN AGREEMENTS

    Section 5.1  CONDUCT OF THE COMPANY'S BUSINESS.

    The Company covenants and agrees that, between the date of this Agreement and the date designees of Parent constitute a majority of the members of the Board of Directors of the Company, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or as set forth in Section 5.1 of the Disclosure Schedule or as otherwise expressly contemplated by this Agreement:

        (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take or propose to take any action except in, the ordinary course of business and consistent with past practice;

        (b) neither the Company nor any Subsidiary shall, directly or indirectly, do or propose to do, any of the following: (i) issue, sell, pledge, dispose of, grant or encumber (or permit any Subsidiary to issue, sell, pledge, dispose of, grant or encumber) any assets of the Company or any Subsidiary, except inventory and immaterial assets in the ordinary course of business and consistent with past practice; (ii) except as contemplated hereby, amend or propose to amend its Certificate or Articles of Incorporation or By-Laws (or similar organizational documents);
    (iii) split, combine, subdivide or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

        (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets or ownership interest (including without limitation, any phantom interest) whether pursuant to the Company Stock Plans or otherwise; PROVIDED that the Company may issue Shares upon the exercise of currently outstanding Company Stock Rights that are stock options; (ii) acquire (including without limitation, by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or division thereof (or any material amount of assets, other than pending acquisitions or minority investments, in each case publicly announced prior to the date hereof); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $5 Million in the aggregate, except for working capital loans in the ordinary course of business; (iv) enter into, terminate or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice;
    (v) terminate, modify, assign, waive, release or relinquish any contract rights or amend any material rights or claims not in the ordinary course of business, (vi) authorize, or make any commitment with respect to any capital expenditures in excess of $500,000 in the aggregate; (vii) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly-owned subsidiary, (viii) except as permitted hereby enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(c); or
    (ix) settle or compromise any claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator, except in the ordinary course of business; PROVIDED that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

        (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company as set forth in Section 5.1(e) of the Disclosure Schedule, in the ordinary course of business and consistent with past practice, or grant any bonus to any employee other than bonuses that are immaterial in amount to employees who are not executive officers or senior level management key employees of the Company or set forth on
    Section 5.1(d) of the Disclosure Schedule or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary;

        (e) neither the Company nor any Subsidiary shall (except for salary increases for employees who are not executive officers of the Company, or set forth on Section 5.1(d) of the Disclosure Schedule in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

        (f) except as required by law, tax regulation, SEC pronouncement or GAAP, amend any accounting policies or procedures;

        (g) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business or in a manner consistent with past practice;

        (h) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

        (i) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this
    Section 5.1, to maintain its relationships with its suppliers, customers and employees, and if and as requested by Parent, the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent with employees of the Company or any Subsidiary; and

        (j) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

    Section 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT. (a) If the Company Stockholder Approval is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to the fiduciary duties of the Board under applicable law, the Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Parent or Acquisition shall acquire beneficial ownership of at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the merger of Acquisition and the Company to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with the short form merger provisions of the MGBCL.

        (b) If the Company Stockholder Approval is required by law, Parent shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a post-effective amendment to the Form S-4 which shall include a preliminary Proxy Statement as a prospectus and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause such post-effective amendment to be declared effective, and the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Merger. Parent shall give the Company an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Form S-4 prior to transmission to the SEC or its staff and shall not transmit any such material to which the Company reasonably objects. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Form S-4, Parent shall promptly prepare and mail to the Company stockholders such an amendment or supplement.

        (c) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

    Section 5.3 ACCESS TO INFORMATION. (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Acquisition reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Acquisition all financial, operating and other information and data as Acquisition, through its officers, employees or agents, may reasonably request.

        (b) Except as required by law, Acquisition shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information of the Company or any of its Subsidiaries in accordance with the Confidentiality Agreement between the Company and Parent.

        (c) No investigation pursuant to this Section 5.3 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

    Section 5.4 FURTHER ASSURANCES. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all commercially reasonable efforts to
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and in the other countries where a merger filing is necessary or advisable with respect to the Transactions and (ii) obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Offer and the Merger.

        (b) Parent shall use all reasonable efforts to cause the Parent Shares to be issued upon the consummation of the Offer and in the Merger and to be issuable upon exercise of Parent Options to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof.

    Section 5.5  INQUIRIES AND NEGOTIATIONS.

        (a) From the date hereof until the Effective Time or earlier termination of this Agreement, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents or otherwise will not, directly or indirectly (i) solicit, initiate or knowingly encourage the submission of any Alternative Transaction, including any Superior Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in or facilitate any Alternative Transaction with any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") except that the Company may take any action referred to in this clause (ii) if (A) the Board determines in good faith (after consultation with outside counsel) that such action is required by the fiduciary duties of the Board under applicable law, (B) the Board determines in good faith that the Alternative Transaction constitutes a Superior Proposal, and (C) the Company has given prior written notice to Parent and Acquisition and entered into a customary confidentiality agreement on terms no less favorable to the Company that those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain terms which restrict the ability of the Third Party to make a proposal to the Company's Board of Directors). The Company shall promptly notify Parent orally and in writing if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement, other than any such provision that would prevent or otherwise restrict the ability of a Third Party to make a proposal to the Company's Board of Directors. As of the date hereof, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries, to cease, all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

        (b) As used in this Agreement, the term "Alternative Transaction" shall mean any bona fide written proposal or offer from any Third Party relating to any (i) merger, consolidation, recapitalization, tender or exchange offer, debt restructuring or similar transaction involving the Company,
    (ii) sale of more than 20% of the common stock or other capital stock of the Company or (iii) sale of assets (including stock of Subsidiaries) representing more than 20% of the assets of the Company and its subsidiaries, taken as a whole, including a sale by any means specified in clause (i) of this sentence. As used in this Agreement, the term "Superior Proposal" shall mean any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 5.5, made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel) (x) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated hereby taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent, and (y) that the person or entity making such Superior Proposal is capable of consummating such Alternative Transaction (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

        (c) Except as set forth in this Section 5.5(c), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other transaction. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger if the Board determines in good faith (i) after consultation with outside counsel, that such action is required by the fiduciary duties of the Board under applicable law and (ii) that the Alternative Transaction constitutes a Superior Proposal. Notwithstanding the foregoing, nothing in this Agreement shall (x) require the Board to act in a manner inconsistent with its duty of candor under applicable law, (y) limit the Board's ability to make any disclosure to the Company's stockholders that the Board determines in good faith (after consultation with outside counsel) is required to be made to satisfy its fiduciary duties under applicable law or
    (z) limit the Company's ability to make any disclosure required by applicable law.

        (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith, after having received advice from outside counsel, that such action is required under applicable law; PROVIDED, HOWEVER, that neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 5.5(c), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Offer, the Merger or any other transactions or shall approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, including a Superior Proposal.

        (e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, a fee of $10.5 million in cash.

        (f)  For purposes of this Agreement, the term "Payment Event" shall mean
    (x) the termination of this Agreement by the Company pursuant to 7.1(c),
    (y) the termination of this Agreement by Parent pursuant to Section 7.1(d) or (z) (A) after the date hereof and prior to the termination of this Agreement a third party shall have made a bona fide proposal or offer for an

    Alternative Transaction and (B) within 12 months of the date of termination of this Agreement (other than by reason of Parent's failure to comply with or perform, or its breach of, in any material respect any of its agreements or covenants contained herein), the Company shall enter into an agreement with respect to, or consummate an Alternative Transaction (substituting 25% for 20% in the definition thereof).

        (g)  The Company acknowledges that the agreements contained in this
    Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this Section 5.5, the Company shall also pay to Parent its reasonable costs and expenses incurred (including, without limitation, reasonable fees and expenses of counsel) in connection with such litigation.

        (h) This Section 5.5 shall survive any termination of this Agreement, however caused and is intended to benefit Parent and shall be binding on the successors and assigns of the Company.

        (i) The Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Alternative Transaction provided that, prior to any such termination,
    (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to Section 7.1(d), identifying the Alternative Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Alternative Transaction, and (ii) at least three full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to Section 7.1(c), (B) the termination fee as provided in
    Section 5.5(e), (C) a written acknowledgment from the Company that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Alternative Transaction will be a "Payment Event" (as defined in this Agreement) and (y) the Company Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Alternative Transaction that it is aware of the substance of the Company's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by the Company.

    Section 5.6 NOTIFICATION OF CERTAIN MATTERS, ETC. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

        (b) Parent shall not take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

    Section 5.7  INDEMNIFICATION.

        (a) Parent will cause the Surviving Corporation to provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the

    Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; PROVIDED, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which annual premium the Company represents and warrants to be $216,000 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

        (b) After the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law (including with respect to the advancement of expenses). Each Indemnified Person is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms. This
    Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's articles of incorporation or bylaws.

        (c) This Section 5.7 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

    Section 5.8 EMPLOYEE BENEFITS. (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former executive officer or director of the Company or any of its Subsidiaries of a type required to be filed (or described in a document filed) with the SEC pursuant to the Exchange Act, which agreements are described on Schedule 5.8 or included in the Company SEC Filings, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation.

        (b)  In addition to honoring the agreements referred to in
    Schedule 5.8, until the first anniversary of the Effective Time, Parent will cause the Surviving Corporation to provide the benefits (including health benefits, severance policies and general employment policies and procedures) which are comparable in the aggregate, to benefits that are available to employees of the Company and its Subsidiaries as of the date hereof, PROVIDED that nothing in this Section 5.8(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable law.

        (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and
    (iv) benefits under any retirement plan; PROVIDED, HOWEVER, that no service credit for benefit accrual purposes shall be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits for the same periods of service.

    Section 5.9  SECTION 16 MATTERS.

    Prior to the Effective Time, Parent and the Company shall take all such steps as may reasonably be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) or acquisition of Parent Shares (including derivative securities with respect to the Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

    Section 5.10  TAX TREATMENT.

    Each of Parent, Acquisition and the Company shall, and shall cause their respective subsidiaries to use all commercially reasonable efforts to cause the Transaction to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and each of Parent, Acquisition and the Company agrees that it will not take, and will cause its Subsidiaries to not take any action, or fail to take any action, which action or failure would be reasonably likely to cause such tax treatment not to be obtained.

    Section 5.11  AFFILIATE LETTERS.

    As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the expiration of the Offer, an Affiliate Letter in the form attached hereto as Exhibit A from each such person.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    Section 6.1  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES.

    The respective obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) if required by applicable law, this Agreement shall have been duly approved by the holders of two-thirds of the outstanding Shares, in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company.

        (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains or enjoins the consummation of the Merger; and

        (c) Acquisition shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Acquisition may not assert this condition if the failure to accept Shares for payment resulted from a breach of this Agreement by Parent or Acquisition.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

    Section 7.1  TERMINATION AND ABANDONMENT.

    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

        (a) by mutual action of the Board of Directors of Parent and the Company;

        (b) by either the Company or Parent if (i) any statute, rule, regulation, executive order, decree, ruling or injunction existing or hereinafter enacted of or by any Governmental Entity of competent jurisdiction which makes the consummation of the Offer or the Merger illegal or otherwise prevents or prohibits the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable,
    (ii) Acquisition shall have terminated the Offer, or the Offer shall have expired, without the acceptance for payment of Shares thereunder or
    (iii) the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the Outside Date; unless, in any case, such event has been caused by or resulted from the breach of this Agreement by the party seeking such termination;

        (c) by the Company if, prior to acceptance for payment of Shares pursuant to the Offer, the Company shall enter into a definitive written agreement with respect to a Superior Proposal, as provided in
    Section 5.5(i), provided that the Company shall have complied in all material respects with Section 5.5(a) hereof and that the fee payable under
    Section 5.5(b) hereof shall have been paid;

        (d) by Parent, if, prior to the purchase of Shares in the Offer, the Board of Directors of the Company shall have publicly withdrawn, modified or amended in a manner adverse to Acquisition its approval or recommendation of the Merger;

        (e) by the Company if, (i) Acquisition shall have failed to commence the Offer within ten business days of the date of this Agreement or
    (ii) prior to the purchase of Shares in the Offer, (A) Parent shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of notice to Parent or (B) the representations and warranties set forth in Section 4.8 hereof shall not be true in all material respects.

        (f) by Parent if (i) Acquisition shall have failed to commence the Offer within ten business days of the date hereof due to the failure to be satisfied of any condition set forth in Annex I hereto and (ii) such condition could not reasonably be expected to be satisfied.

    Any party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice to the other party in accordance with Section 8.5.

    Section 7.2 EFFECT OF TERMINATION. Except as provided in Sections 5.5 and 8.2, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any fraud or willful breach prior to the date of such termination; PROVIDED, HOWEVER, that the Confidentiality Agreement shall survive any termination of this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    Section 8.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the parties, which covenants and agreements shall survive in accordance with their terms.

    Section 8.2 EXPENSES, ETC. Except as provided in Section 5.5, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

        (b) In the event that the transactions contemplated by this Agreement are consummated, the Company shall pay all of the fees and expenses of Acquisition incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors.

    Section 8.3  PUBLICITY.

    The Company and Parent shall consult with each other before issuing any press release or making any other public announcement concerning this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such statement without the prior consent of the other party, except that either party may make such public disclosure that it believes in good faith to be required by law (in which event such party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance).

    Section 8.4  EXECUTION IN COUNTERPARTS.

    For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 8.5 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows (each such notice to be effective upon receipt):

       If to Parent or Acquisition to:

       GE Transportation Systems
       2901 East Lake Road
       Erie, PA 16531
       Telecopy: 814-875-2724
       Attention: Chief Financial Officer

       with copies to:

       General Electric Company
       3135 Easton Turnpike, W3
       Fairfield, CT 06431
       Telecopy: 203-373-3008
       Attention: Cynthia Shereda
       and a copy to:

       Sherman & Sterling
       599 Lexington Avenue
       New York, NY 10022
       Telecopy: 212-848-7179
       Attention: John A. Marzulli Jr.

       If to the Company, to:

       Harmon Industries, Inc.
       1600 N.E. Coronado
       Blue Springs, MO 64014
       Attention: Bjorn E. Olsson

       with a copy to:

       Dewey Ballantine LLP
       1301 Avenue of the Americas
       New York, New York 10019
       Telecopy: 212-259-6333
       Attention: Morton A. Pierce
        Richard D. Pritz

       and a copy to:

       Morrison & Hecker L.L.P.
       2600 Grand Avenue
       Kansas City, Missouri 64108
       Telecopy: 816-474-4208
       Attention: James O. Selzer

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

    Section 8.6  WAIVERS.

    The Company, on the one hand, and Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    Section 8.7  ENTIRE AGREEMENT.

    This Agreement, its Exhibits and Schedules and the other documents executed at the time of execution hereof or the Effective Time in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

    Section 8.8  APPLICABLE LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, except to the extent the corporate law of the State of Missouri is applicable hereto.

    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Delaware or any other Delaware State court (and in the appropriate appellate courts), and each of the parties hereby (i) consents to the jurisdiction of such courts in any such suit, action or proceeding, (ii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and
(iii) agrees not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts). Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 8.5 shall be deemed effective service of process on such party. Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

    Section 8.9  BINDING EFFECT, BENEFITS.

    Except as otherwise stated herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as otherwise stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 5.7 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

    Section 8.10  ASSIGNABILITY.

    Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

    Section 8.11  AMENDMENTS.

    This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective boards of directors of the Company and Acquisition, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Article II hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

    Section 8.12  INTERPRETATION.

    As used herein, "best efforts" or similar formulations shall mean "all commercially reasonable efforts." References to the "knowledge" of the Company, or similar formulations, shall mean to the actual knowledge after due inquiry of the executive officers of the Company. As used herein, "including" or similar formulations shall mean "including without limitation."

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                                       HARMON INDUSTRIES, INC.

                                                       By:  /s/ ROBERT E. HARMON
                                                            -----------------------------------------
                                                            Name: Robert E. Harmon
                                                            Title:  Chairman of the Board of Directors

                                                       FOUR POINTS ACQUISITION, INC.

                                                       By:  /s/ JOHN KRENICKI, JR.
                                                            -----------------------------------------
                                                            Name: John Krenicki, Jr.
                                                            Title:  President

                                                       GENERAL ELECTRIC COMPANY

                                                       By:  /s/ JOHN KRENICKI, JR.
                                                            -----------------------------------------
                                                            Name: John Krenicki, Jr.
                                                            Title: President & CEO--GE Transportation
                                                                  Systems

                                    ANNEX I
                            CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement and any applicable rules and regulations of the SEC (including Rule 14e-1(c) relating to Acquisition's obligation to pay for or return tendered shares after termination of the Offer), Acquisition shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may extend, terminate or amend the Offer if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act or similar statutes or regulations of foreign jurisdictions has not expired or terminated, (iii) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order or (iv) the Parent Shares to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, or (v) at any time after the date of this Agreement, and prior to the expiration date of the Offer, any of the following events shall occur and be continuing:

        (a) there shall be instituted or pending any action, proceeding or litigation by any Governmental Entity which directly or indirectly seeks to
    (i) prevent, prohibit, or make illegal, the acceptance for payment, payment for or purchase of Shares by Parent, Acquisition or any other affiliate of Parent or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) render Acquisition unable to accept for payment, pay for or purchase some or all of the Shares,
    (iii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (iv) impose material damages in connection with the transactions contemplated by the Merger Agreement;

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) Parent, the Company or any of their respective Subsidiaries or an Affiliate of either Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any United States or non-United States legislative body or Governmental Entity with appropriate jurisdiction (other than the routine application of the waiting period provisions of the HSR Act or similar statutes or regulations of foreign jurisdictions applicable to the Offer or the Merger) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (iv) of paragraph (a) above;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) by any government or Governmental Entity on the extension of credit by banks or other lending institutions;

        (d) (i) the representations and warranties of the Company contained in this Agreement shall not be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification), (ii) the Company shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company or (iii) except as disclosed in the Company SEC Filings or Schedule 3.8, there shall have occurred since March 31, 2000 any events or changes which constitute a Material Adverse Effect on the Company;

        (e) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent and Acquisition (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement or the Merger or the Company Board shall have resolved to do any of the foregoing; or

        (f) this Agreement shall have terminated in accordance with its terms, which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

    The foregoing conditions are for the sole benefit of Parent and Acquisition and may be waived by Parent and Acquisition, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition. The failure by Parent and Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      I-2